Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into on August 6, 2013 and effective as of August 1, 2013 (“Effective Date”), by and between Tuesday Morning, Inc., a Texas corporation (the “Company”), and William Montalto, an individual (“Consultant”).

RECITALS

The Company wishes to utilize certain services which can be performed by Consultant, and Consultant can provide and desires to render to the Company such services, and the parties agree that it would be to their mutual advantage to execute this Agreement and thereby define the terms and conditions which shall control the rendering of services provided to the Company by Consultant.

In consideration of the promises and mutual covenants in this Agreement, the Company and Consultant agree as follows:

I.             SERVICES TO BE PROVIDED BY CONSULTANT

A.            Description of Consulting Services.  Subject to the terms of this Agreement, the Company retains Consultant, and Consultant agrees with the Company, to serve as a consultant to the Company, subject to and in accordance with the authority and direction of Michael Rouleau or such other person designated by the Company, for the purpose of providing IT consulting services (collectively, the “Consulting Services”).  It is agreed that Consultant shall direct all communications with the Company through Michael Rouleau.  It is further agreed that other consulting services may be undertaken that are outside the foregoing scope of services by mutual consent.

B.            Company’s Reliance.  The Company is entering into this Agreement in reliance on Consultant’s special and unique abilities in rendering the Consulting Services and Consultant will use Consultant’s best effort, skill, judgment, and ability in rendering the Consulting Services.

C.            Representations by Consultant.  Consultant represents to the Company that Consultant is under no contractual, legal or fiduciary obligation or burden that reasonably may be expected to interfere with Consultant’s ability to perform the Consulting Services in accordance with the Agreement’s terms, including without limitation any agreement or obligation to or with any other company, and that Consultant is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s engagement by the Company or to refrain from competing, directly or indirectly, with the business of any other party.  Consultant agrees that Consultant will not use, distribute or provide to anyone at the Company any confidential or proprietary information belonging to any other company or entity, at any time during Consultant’s performance under this Agreement.  Consultant further represents that Consultant’s performance of the Consulting Services will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to this Agreement, and Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any other party.

D.            Nature of Relationship Between Parties.  Consultant will render the Consulting Services in this Agreement as an independent contractor.  Except as otherwise specifically agreed to by the Company in writing, Consultant will have no authority or power to bind the Company with respect to third parties and Consultant shall not represent to third parties that Consultant has authority or power to bind the Company.  It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between Consultant and the Company or any of its affiliates, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

II.            COMPENSATION FOR CONSULTING SERVICES

A.            Compensation.  As full compensation for the Consulting Services rendered pursuant to this Agreement, the Company shall pay Consultant the following fee (the “Consulting Fee”):  $15,000.00 per month.  The Consulting Fee shall be paid on a monthly basis at the end of each month.

B.            Expense Reimbursement.  Consultant shall present a statement for the expenses, including accompanying vouchers, receipts, or other supporting documentation, on a monthly basis.  Such statement shall include reasonable documentation that the amount involved was expended and related to the Consulting Services provided under this Agreement.  The Company will provide reimbursement for all reasonable expenses within twenty (20) calendar days from the receipt of each statement.  Expense reimbursements to Consultant shall not include any compensation for overhead or profit.

C.            Benefits.  Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Consultant shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits.

D.            Workers’ Compensation.  Consultant understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering the Consultant.

III.          PAYMENT OF TAXES

A.            Federal, State, and Local Taxes.  Neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant.  Consultant shall not be an employee of the Company with respect to services performed under the Agreement for federal, state, or local tax purposes.

B.            Notices to Contractor About Tax Duties And Liabilities.  Consultant understands that Consultant is responsible for paying, according to the applicable law, Consultant’s income taxes.  The parties agree that any tax consequences or liability arising from the Company’s payments to Consultant shall be the sole responsibility of Consultant.  Should any state or federal taxing authority determine that any of the payments under Section II constitute income subject to withholding under any federal or state law, then Consultant agrees to indemnify and hold the Company harmless for any and all tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

IV.          WARRANTY, INDEMNIFICATION AND COVENANTS

A.            Warranty.  Consultant warrants that the Consulting Services shall be performed and completed in accordance with commercially reasonable industry standards, practices and principles for similar types of engagements utilizing the Consultant’s best efforts, and in compliance with all applicable laws.  Consultant agrees to indemnify and hold the Company harmless against any claim against the Company arising from, as a result of, in connection with, or relating to Consultant’s dishonesty, willful misconduct, or gross negligence in performing this Agreement or for Consultant’s breach of this Agreement.  This indemnity obligation shall survive the termination of this Agreement.  Consultant hereby grants, assigns and transfers to the Company all rights, title and interest in and to any work product produced by Consultant in connection with performing the Consulting Services.

B.            Indemnification.  Except as otherwise provided in this Agreement, the Company shall indemnify, defend and hold Consultant harmless from and against any claims, suits or proceedings arising from the Consulting Services provided by Consultant under this Agreement.

C.            Consultant’s Standard of Care.  Subject to the other Agreement provisions, Consultant will provide Consultant’s services under this Agreement with the same degree of care, skill, and prudence that would be customarily exercised in the Company’s best interest.  In addition, from time to time, Consultant will interface with various members of the Company’s staff or be on the Company’s premises.  On all such occasions, Consultant shall act appropriately and professionally, including, without limitation, refraining from any offensive or harassing behavior whether based on an individual’s sex, race, religion, national origin, age, sexual orientation, disability, or other characteristic protected by federal, state or local law.  Failure to comply with this expectation may result in immediate termination of this Agreement.

D.            Confidentiality.

i.              Confidential Information.  The Company shall provide Consultant Confidential Information (defined below).  Consultant acknowledges that during Consultant’s engagement with the Company, the Company shall grant Consultant otherwise prohibited access to its trade secrets and other confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company.  For purposes of this Agreement, “Confidential Information” includes, all trade secrets and confidential and proprietary information of the Company, including, but not limited to, the following:  software, technical, and business information relating to the Company’s inventions and products (including product construction and product specifications), research, development, production processes, manufacturing and engineering processes, finances, services, know-how, technical data, policies, strategies, designs, formulas, programming standards, developmental or experimental work, improvements, discoveries, plans for research or future products, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing and sales plans and strategies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions, information regarding the names, contact information, skills and compensation of employees and contractors of the Company, and other business information disclosed or made available to Consultant by the Company, either directly or indirectly, in writing, orally, or by drawings or observation.

ii.             Non-Disclosure.

a.             In exchange for the Company’s agreement to provide Consultant with Confidential Information and to protect the Company’s legitimate business interests, Consultant shall hold all Confidential Information in strict confidence.  Consultant shall not, during the Term of this Agreement or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization, any Confidential Information or part thereof, except as: (1) necessary for the performance of the Consulting Services; or (2) permitted by law.  Consultant shall use all reasonable precautions to assure that all Confidential Information is properly protected and kept from unauthorized persons.   Consultant acknowledges and agrees that all Confidential Information that will be provided to Consultant during the Term of this Agreement is and will continue to be the exclusive property of the Company.  Consultant further agrees that it will obtain from any such third party to whom it discloses (as permitted above) any Confidential Information, a written undertaking (in form and substance satisfactory to the Company in its sole discretion) of the third party to keep the information confidential.

b.             During the Term of this Agreement, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes.  Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of Consultant’s engagement with the Company and in accordance with the Company’s agreement with such third party.

E.            Agreement to Return Company Property/Documents.  Following the termination of the Agreement for any reason, Consultant agrees that:  (i) Consultant will not take, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the explicit written consent of an authorized Company representative; and (ii) Consultant will promptly return to the Company all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in its possession or control regarding the Company, and Consultant will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials.  Consultant further agrees to return to the Company immediately all Company property issued at any time during the Term of this Agreement, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Company or Consultant on behalf of the Company.

V.            PERIOD OF AGREEMENT; TERMINATION

A.            Period.  This Agreement is effective from the Effective Date and shall continue until December 31, 2013, or such earlier date on which it is terminated by either party (“Term”).  This Agreement governs all Consulting Services performed by Consultant for the Company during the Term of this Agreement.  The Company may terminate this Agreement for any reason, at any time, upon 15 calendar days prior written notice to the Consultant.  The Consultant may terminate this Agreement for any reason, at any time, upon 15 calendar days prior written notice to the Company.   If this Agreement is terminated, and the parties fail to execute a new Agreement, all services will be discontinued as of the date of such termination; provided, however, the Company shall pay Consultant a prorated portion of the Consulting Fee for the month in which the early termination occurs.

B.            Survival.  The provisions set forth in Section IV shall survive termination or expiration of this Agreement.  In addition, all provisions of this Agreement, which expressly continue to operate after the termination of this Agreement, shall survive the Agreement’s termination or expiration.

VI.          OTHER PROVISIONS

A.            Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile or electronic mail on a business day before noon, CST; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, based on the most recent contact information provided by the party.

B.            Choice of Law and Waiver of Jury Trial.  This Agreement has been executed and delivered in, and shall be interpreted, construed, and enforced under the laws of, the State of Texas, without giving effect to its conflicts of law principles.  Consultant knowingly and intentionally consents to jurisdiction in Dallas County, Texas.  With respect to any dispute between Consultant and the Company arising out of or in any way related to this Agreement, Consultant agreed to resolve such dispute(s) before a judge without a jury.  CONSULTANT HAS KNOWLEDGE OF THIS POLICY, AND CONTINUES TO WORK FOR THE COMPANY THEREAFTER, HEREBY WAIVING CONSULTANT’S RIGHT TO TRIAL BY JURY AND AGREES TO HAVE ANY DISPUTE(S) ARISING BETWEEN THE COMPANY AND CONSULTANT ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT RESOLVED BY A JUDGE OF A COMPETENT COURT IN DALLAS COUNTY, TEXAS, SITTING WITHOUT A JURY.

C.            Limitations on Assignment.  By entering into this Agreement, the Company is relying on the unique services of Consultant; services from another company or contractor will not be an acceptable substitute.  Except as provided in this Agreement, Consultant may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company.  Any attempted assignment by Consultant in violation of this paragraph shall be void.  Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

D.            Waiver.  A party’s waiver of any breach or violation of any Agreement provision shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other Agreement provision.

E.            Severability.  If any provision(s) of this Agreement is held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (ii) the provision(s) held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability, and, as so limited or modified, the provision(s) and the balance of this Agreement will be enforceable in accordance with their terms.

F.            Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

G.            Counterparts.  This Agreement and amendments to it will be in writing and may be executed in counterparts.  Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

H.            Entire Agreement, Amendment, Binding Effect.  This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all parties to this Agreement. Consultant acknowledges and represents that in executing this Agreement, Consultant did not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement.  The parties represent that they relied on their own judgment in entering into this Agreement.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).

I.             Ambiguities.  Any rule of construction to the effect that ambiguities shall be resolved against the drafting party shall not apply to the interpretation of this Agreement.

J.             Voluntary Agreement.  Consultant acknowledges that Consultant has had an opportunity to consult with an attorney or other counselor (at Consultant’s own cost) concerning the meaning, import, and legal significance of this Agreement, and Consultant has read this Agreement, as signified by Consultant’s signature hereto, and Consultant is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

* * * * *

By their signatures below, the parties certify that they have read the above Agreement and agree to its terms:

TUESDAY MORNING, INC.		WILLIAM MONTALTO

By:	/s/ Michael Rouleau	By:	/s/ William Montalto

Printed Name:	Michael Rouleau	Date:	8/6/13

Title:	Interim Chief Executive Officer

Date:	August 6, 2013